Exhibit 99.2

Drum Parent, Inc.

Consolidated Financial Statements

As of and for the year ended December 31, 2020

Index to Consolidated Financial Statements

Independent Auditor’s Report	Page 2
Consolidated Balance Sheet	Page 4
Consolidated Statement of Operations and Comprehensive Loss	Page 5
Consolidated Statement of Changes in Equity	Page 6
Consolidated Statement of Cash Flows	Page 7
Notes to Consolidated Financial Statements	Page 8

Independent Auditor’s Report

Board of Directors

Drum Parent, Inc.

Cherry Hill, NJ 08003

Opinion

We have audited the consolidated financial statements of Drum Parent, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statement of operations and comprehensive loss, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

(2)

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Cherry Hill, New Jersey

June 18, 2021

(3)

Drum Parent, Inc.

Consolidated Balance Sheet

(in thousands of U.S. dollars, except share and per share data)

December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$14,553
Trade and Other Receivables, net (note 6.)	75,563
Contract Assets (note 13.)	35,396
Income Tax Receivable	222
Prepaid Expenses	2,509
Current Assets - Discontinued Operations (note 7.)	4,776

$133,019

Non-current Assets
Property and Equipment, net (note 8.)	$117,011
Intangible Assets, net (note 9.)	50,306
Goodwill (note 9.)	76,015
Other Non-current Assets	119

$243,451

Total Assets	$376,470

Liabilities
Current Liabilities
Revolving Line of Credit (note 10.)	$9,000
Trade and Other Payables (note 11.)	70,027
Contract Liabilities (note 13.)	13,887
Current Portion of Long-term Debt (note 10.)	16,240
Current Liabilities - Discontinued Operations (note 7.)	40

$109,194

Non-current Liabilities
Long-term Debt (note 10.)	$86,058
Deferred Tax Liabilities (note 15.)	21,818

Total Liabilities	$217,070

Equity
Common Stock, $0.01 par value, unlimited shares authorized, 23,107 issued and outstanding	$231
Additional Paid-in Capital	229,569
Accumulated Other Comprehensive Loss	(393)
Accumulated Deficit	(70,007)

Total Equity	$159,400

Total Liabilities and Equity	$376,470

The accompanying notes are an integral part of these consolidated financial statements.

(4)

Drum Parent, Inc.

Consolidated Statement of Operations and Comprehensive Loss

(in thousands of U.S. dollars, except share and per share data)

Year Ended December 31, 2020
Revenues (note 13.)	$440,170
Cost of Contracts (including depreciation detailed in note 8 and exclusive of amortization)	374,176
Selling, General and Administrative Expenses (including depreciation detailed in note 8.)	42,448
Amortization of Intangible Assets	22,906
Business Acquisition Costs	579

Operating Income	61
Finance Charges, net (note 14.)	8,387

Loss from Continuing Operations before Income Taxes	(8,326)
Income Tax Provision (note 15.)	5,312

Loss from Continuing Operations	$(13,638)
Discontinued Operations (note 7.)
Loss from Discontinued Operations	$(432)

Net Loss	$(14,070)

Other Comprehensive Loss
Foreign Currency Translation Adjustments	306

Comprehensive Loss	$(13,764)

The accompanying notes are an integral part of these consolidated financial statements.

(5)

Drum Parent, Inc.

Consolidated Statement of Changes in Equity

(in thousands of U.S. dollars, except share and per share data)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Equity
Balance – December 31, 2019	23,107	$231	$227,557	$(699)	$(55,937)	$171,152
Net Loss	—	—	—	—	(14,070)	(14,070)
Foreign Currency Translation - Gain	—	—	—	306	—	306
Equity Co-investment Loan Payback	—	—	277	—	—	277
Stock-Based Compensation	—	—	1,735	—	—	1,735

Balance – December 31, 2020	23,107	$231	$229,569	$(393)	$(70,007)	$159,400

The accompanying notes are an integral part of these consolidated financial statements.

(6)

Drum Parent, Inc.

Consolidated Statement of Cash Flows

(in thousands of U.S. dollars, except share and per share data)

Year Ended December 31, 2020
Cash Flows from Operating Activities
Net Loss	$(14,070)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation Expense	26,427
Amortization Expense	22,906
Gain on disposal of Property, Plant and Equipment	(120)
Income Tax Expense	5,256
Non-cash Stock-Based Compensation Expense	1,735
Amortization of debt issuance costs	197
Change in fair value of interest rate swap	1,835
Provision for doubtful accounts	34
Changes in operating assets and liabilities
Trade and other receivables	3,291
Contract assets	(1,689)
Prepaid expenses	197
Other Non-current assets	102
Trade and other payables	12,827
Contract liabilities	6,697

Net cash provided by operating activities	$65,625

Cash Flows from Investing Activities
Acquisition of business, net of cash acquired	$(8,786)
Proceeds from sale of property and equipment	590
Purchases of property, equipment and software	(14,749)

Net cash used in investing activities	$(22,945)

Cash Flows from Financing Activities
Borrowings on revolving line of credit	$35,000
Repayments on revolving line of credit	(46,500)
Repayments of Long-term Debt	(24,459)
Proceeds from Issuance of Stock	277

Net cash used in financing activities	$(35,682)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	306
Change in Cash and Cash Equivalents	7,304
Cash and Cash Equivalents at the Beginning of the Year	7,249

Cash and Cash Equivalents at the End of the Year	$14,553

Supplemental disclosure of cash flow information
Cash paid for interest	$5,437

Cash paid for income taxes	$60

Supplemental schedule of non-cash investing and financing activities
Purchases of property and equipment under capital lease obligations	$12,427

Purchases of property and equipment included in accounts payable	$1,151

The accompanying notes are an integral part of these consolidated financial statements.

(7)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

1.	General Information

Drum Parent, Inc. was incorporated on December 1, 2017 and was duly organized and existing by virtue of the General Corporation Law of the State of Delaware. At the inception date 100 shares were issued for $1 U.S. dollars fully paid.

Drum Parent, Inc. and its subsidiaries (“the Corporation”) operate in the energy sector. The Corporation is a provider of construction and maintenance services to the public utility and heavy industrial markets in the United States. The Corporation builds and maintains utility electrical and natural gas transmission and distribution systems and related energy infrastructure. The Corporation also installs gas-powered and electric- powered heavy equipment for utilities, gas-fired industrial power plants and petrochemical facilities. The Corporation also offers environmental construction and road matting services.

2.	Basis of Preparation and Accounting Standards

The Corporation prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The accounting policies and the methods of applying them have been consistently applied to the year presented in these consolidated financial statements.

3.	Summary of Significant Accounting Policies

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

Consolidation

These financial statements consolidate the financial statements of Drum Parent, Inc. and its subsidiaries. All intercompany transactions, balances, revenues and expenses as well as gains and losses from intercompany transactions are eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses recognized during the year presented. The Corporation reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Judgments and estimates are based on the Corporation’s beliefs and assumptions derived from information available at the time such judgments and estimates are made. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Estimates are primarily used in the Corporation’s assessment of the allowance for doubtful accounts, useful lives of assets, fair value assumptions in analyzing goodwill, intangibles and long-lived asset impairments, purchase price allocations, revenue recognition for construction contracts inclusive of contractual change orders and claims, stock-based compensation, as well as the provision for income taxes. Actual results could differ from these estimates.

(8)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Revenue Recognition

Contracts

The Corporation designs, installs, upgrades, repairs, and maintains infrastructure for customers in the electric power, energy, and refining industries. These services may be provided pursuant to master service agreements (MSAs), repair and maintenance contracts and fixed price or non-fixed price installation contracts. These contracts are classified into three categories based on how transaction prices are determined and revenue is recognized: unit-based contracts, cost-plus contracts, and fixed price contracts. Transaction prices for unit-based contracts are determined on a per unit basis, transaction prices for cost-plus contracts are determined by applying a profit margin to costs incurred on the contracts and transaction prices for fixed price contracts are determined on a lump-sum basis, using an estimated cost to perform the contract. All of the Corporation’s revenues are recognized from contracts with its customers. In addition to the considerations described below, revenue is not recognized unless collectability under the contract is considered probable, the contract has commercial substance and the contract has been approved. Additionally, the contract must contain payment terms, as well as the rights and commitments of both parties.

Performance Obligations

A performance obligation is a promise in a contract with a customer to transfer a distinct good or service. Most of the Corporation’s contracts are considered to have a single performance obligation. For contracts with multiple performance obligations, the Corporation allocates the transaction price to each performance obligation using its best estimate of the standalone selling price of each distinct good or service in the contract. The standalone selling price is estimated using the expected costs plus a margin approach for each performance obligation and using the specifications of the three categories of contracts.

Recognition of Revenue Upon Satisfaction of Performance Obligations

A transaction price is determined for each contract, and that amount is allocated to each performance obligation within the contract and recognized as revenue when, or as, the performance obligation is satisfied. The Corporation generally recognizes revenue over time as it performs its obligations because there is a continuous transfer of control of the deliverable to the customer. Under unit-based contracts with an insignificant amount of partially completed units, the Corporation recognizes revenue as units are completed based on contractual pricing amounts. Under unit-based contracts with more than an insignificant amount of partially completed units and fixed price contracts, the Corporation recognizes revenues as performance obligations are satisfied over time, with the percentage completion generally measured as the percentage of costs incurred to total estimated costs for such performance obligation. Under cost-plus contracts, the Corporation recognizes revenue on an input basis, as labor hours are incurred, materials are utilized and services are performed. For the years ended December 31, 2020, all revenue was recognized for services transferred to customers over time.

Contract costs include all direct materials, labor and subcontract costs and indirect costs related to contract performance.

Additionally, the Corporation may incur incremental costs to obtain certain contracts, such as selling and marketing costs, bid and proposal costs, sales commissions, and legal fees or initial set-up or mobilization costs, certain of which can be capitalized under ASC 606 revenue recognition guidance.

(9)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Contract Estimates

Actual revenues and project costs can vary, sometimes substantially, from previous estimates due to changes in a variety of factors, including unforeseen or changed circumstances not included in the Corporation’s estimates or covered by its contracts. The estimating process is based on the professional knowledge and experience of the Corporation’s project managers and financial professionals. Some of the factors that may lead to changes in estimates of contract costs that include concealed or unknown environmental conditions; changes in the cost of equipment, commodities, materials or labor; unanticipated costs or claims due to delays caused by customers or third parties; project modifications or contract termination; weather conditions; changes in estimates related to the length of time to complete a performance obligation; and performance and quality issues requiring rework or replacement. These factors, along with other risks inherent in performing services under fixed price contracts, are routinely evaluated by management. Any changes in estimates could result in changes in profitability or losses associated with the related performance obligations. For example, estimated costs for a performance obligation may increase from the original estimate and contractual provisions may not allow for adequate compensation or reimbursement for such additional costs. Changes in estimated revenues, costs and profit are recorded in the year they are determined to be probable and can be reasonably estimated. Contract losses are recognized in full when losses are determined to be probable and can be reasonably estimated.

Changes in cost estimates on certain contracts may result in the issuance of change orders and/or claims, which may be approved or unapproved by the customer. The Corporation determines the probability that such costs will be recovered based on, among other things, contractual entitlement, past practices with the customer, specific discussions or preliminary negotiations with the customer or an appropriate form of communication for approval by the customer that might be in writing or verbal. The Corporation recognizes amounts associated with change orders and claims as revenue if it is probable that the contract price will be adjusted and the amount of any such adjustment can be reliably estimated. Most of the Corporation’s change orders are for services that are not distinct from an existing contract and are accounted for as part of an existing contract on a cumulative catch-up basis. The Corporation accounts for a change order as a separate contract if the additional goods or services are distinct from and increase the scope of the contract, and the price of the contract increases by an amount commensurate to the Corporation’s standalone selling price for the additional goods or services.

Variable consideration amounts, including unpriced change orders, performance incentives, early pay discounts and penalties, may also cause changes in contract estimates. The amount of variable consideration is estimated based on the most likely amount that is deemed probable of realization. Contract consideration is adjusted for variable consideration when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur once the uncertainty related to the variable consideration is resolved.

Changes in contract estimates are recognized on a cumulative catch-up basis in the year in which the revisions to the estimates are made. Such changes in estimates can result in the recognition of revenue in a current year for performance obligations that were satisfied or partially satisfied in prior years. Such changes in estimates may also result in the reversal of previously recognized revenue if the current estimate differs from the previous estimate. The impact of a change in estimate is measured as the difference between the revenue or gross profit recognized in the prior year as compared to the revenue or gross profit which would have been recognized had the revised estimate been used as the basis of recognition in the prior year.

(10)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Contract Assets and Liabilities

With respect to the Corporation’s contracts, interim payments are typically received as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals or upon achievement of contractual milestones. As a result, the timing of revenue recognition and contract billings results in contract assets and contract liabilities. Contract assets represent revenues recognized in excess of amounts billed and are current assets that are transferred to accounts receivable when billed or the billing rights become unconditional. Contract assets are not considered a significant financing component as the intent is to protect the customer in the event the Corporation does not perform on its obligations under the contract.

Conversely, contract liabilities represent billings in excess of revenues recognized. These arise under certain contracts that allow for upfront payments from the customer or contain contractual billing milestones, which result in billings that exceed the amount of revenues recognized for certain years. Contract liabilities are current liabilities and are not considered a significant financing component, as they are used to meet working capital requirements that are generally higher in the early stages of a contract and protect the Corporation from the other party failing to meet its obligations under the contract. Contract assets and liabilities are recorded on a performance obligation basis at the end of each reporting period.

Accounts Receivable and Allowance for Doubtful Accounts

The Corporation provides an allowance for doubtful accounts when collection of an account receivable is considered doubtful, and receivables are written off against the allowance when deemed uncollectible. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates regarding, among other factors, the customer’s access to capital, the customer’s willingness, or ability to pay, general economic and market conditions, the ongoing relationship with the customer and uncertainties related to the resolution of disputed matters. The Corporation includes delinquent accounts in its analysis of the allowance for doubtful accounts if the accounts receivable has been outstanding for at least 90 days. The Corporation also includes accounts receivable balances that relate to customers in bankruptcy or with other known difficulties in its analysis of the allowance for doubtful accounts. Material changes to a customer’s business, cash flows or financial condition, which may be impacted by negative economic and market conditions, could affect the Corporation’s ability to collect amounts due.

Some contracts allow customers to withhold a small percentage of billings pursuant to retainage provisions, and such amounts are generally due upon completion of the contracts and acceptance by the customer. Based on the Corporation’s experience with similar contracts in recent years, the majority of the retainage balances at the balance sheet date are expected to be collected within the next twelve months.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and, if applicable, deposits held with banks, and other short-term highly liquid investments with original maturities of three months or less.

(11)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Functional Currency and Translation of Financial Statements

The U.S. dollar is the functional currency for the majority of the Corporation’s operations, which are primarily located within the United States. The functional currency for the Corporation’s foreign operations (now reported as Discontinued Operations), which are located in Canada, is the Canadian dollar. The treatment of foreign currency translation gains or losses is dependent upon management’s determination of the functional currency, and when preparing its consolidated financial statements, the Corporation translates the financial statements of its foreign operating units from their functional currency into U.S. dollars. Statement of operations, comprehensive loss and cash flows are translated at average rate of the year, while the balance sheet is translated at year-end exchange rates. The translation of the balance sheet results in translation gains or losses, which are included as a separate component of equity under “Accumulated other comprehensive income (loss).” Gains and losses arising from transactions not denominated in functional currencies are included within “Foreign exchange gain (loss)” in the accompanying consolidated statement of operations and comprehensive loss.

Property and Equipment

Property and equipment items are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are depreciated on a straight-line basis over the remaining lease term. Repairs and maintenance costs are charged to the consolidated statement of operations during the year in which they are incurred.

The major categories of property and equipment are depreciated on a straight-line basis over their useful lives as follows:

Buildings	20 to 50 years
Leasehold Improvements	Lease term
Tools, Machinery and Equipment	2 to 12 years
Automotive Equipment *	5 to 12 years
Other	4 to 12 years

*	For most automotive equipment items, depreciation is calculated considering a residual value of 5%.

When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the consolidated statement of operations and comprehensive loss.

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. When an evaluation is required, the estimated future undiscounted cash flows associated with the asset group are compared to the asset group’s carrying amount to determine if an impairment is necessary. The effect of any impairment involves expensing the difference between the fair value of the asset group and its carrying amount in the year incurred. No indicators of impairment were identified for the year ended December 31, 2020.

(12)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Goodwill and Intangible Assets

The Corporation accounts for goodwill in accordance with ASC Topic 350, Intangibles - Goodwill and Other. Goodwill is assessed annually for impairment, or more frequently if events occur that would indicate a potential reduction in the fair value of a reporting unit below its carrying value. The Corporation performs its annual impairment review of goodwill at the reporting unit level. If the Corporation determines the fair value of the reporting unit’s goodwill is less than the carrying value as a result of an annual test, an impairment loss is recognized and reflected in the consolidated statement of operations and comprehensive loss during the year incurred.

The Corporation has completed its annual goodwill impairment assessment at the end of its fiscal year. No goodwill impairment charges were recorded during the year ended December 31, 2020.

In accordance with ASC Topic 360, Impairment or Disposal of Long-Lived Assets, the Corporation reviews finite-lived intangible assets for impairment whenever an event occurs or circumstances change that indicate that the carrying amount of such assets may not be fully recoverable. Recoverability is determined based on an estimate of undiscounted future cash flows resulting from the use of an asset and its eventual disposition. Should an asset not be recoverable, an impairment loss is measured by comparing the fair value of the asset to its carrying value. If the Corporation determines the fair value of an asset is less than the carrying value, an impairment loss is recognized in the consolidated statement of operations and comprehensive loss during the year incurred. No impairment losses were recognized for the year ended December 31, 2020.

The Corporation uses judgment in assessing whether goodwill and intangible assets are impaired. Estimates of fair value are based on the Corporation’s projection of revenues, operating costs, and cash flows taking into consideration historical and anticipated future results, general economic and market conditions, as well as the impact of planned business or operational strategies. The Corporation determines the fair value of its reporting unit using an income approach valuation methodology. The income approach uses the discounted cash flow method. Changes in the Corporation’s judgments and projections could result in significantly different estimates of fair value. The inputs used for fair value measurements of the reporting units are the lowest level (Level 3) inputs.

The Corporation’s intangible assets consisted of the following and are amortized in the consolidated statement of operations and comprehensive loss using the methods mentioned below and over the period of their expected useful lives as follows:

	Methods	Periods
Software	Straight-line	6 years
Backlog	Sum-of-the-years-digits	5 to 6 years
Customer Relationships	Sum-of-the-years-digits	7 to 10 years

(13)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Business Combinations

The Corporation accounts for business combinations under the acquisition method of accounting. The purchase price of each business acquired is allocated to the tangible and intangible assets acquired and the liabilities assumed based on information regarding their respective fair values on the date of acquisition. Any excess of the purchase price over the fair value of the separately identifiable assets acquired and the liabilities assumed is allocated to goodwill. Management utilizes estimated discounted future cash flows, as well as certain other information, to determine the fair values used in purchase price allocations. The valuation of assets acquired and liabilities assumed requires a number of judgments and is subject to revision as additional information about the fair value of assets and liabilities becomes available. Additional information, which existed as of the acquisition date but unknown to the Corporation at that time, may become known during the remainder of the measurement period. This measurement period may not exceed twelve months from the acquisition date. The Corporation will recognize any adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined. Additionally, in the same period in which adjustments are recognized, the Corporation will record the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of any change to the provisional amounts, calculated as if the accounting adjustment had been completed at the acquisition date. Acquisition costs are expensed as incurred. The results of operations of businesses acquired are included in the consolidated statement of operations from their dates of acquisition.

Accrued Insurance Claims

For claims within the Corporation’s insurance program, it retains the risk of loss, up to certain limits, for matters related to general liability and workers’ compensation. The Corporation has established reserves that it believes to be adequate based on current evaluations and its experience with these types of claims. A liability for unpaid claims and the associated claim expenses, including incurred but not reported losses, is reflected in the consolidated balance sheets as accrued insurance claims. The effect on the Corporation’s financial statements is generally limited to the amount needed to satisfy its insurance deductibles or retentions.

The Corporation estimates the liability for claims based on facts, circumstances, and historical experience. Even though they will not be paid until sometime in the future, recorded loss reserves are not discounted. Factors affecting the determination of the expected cost for existing and incurred but not reported claims include, but are not limited to, the magnitude and quantity of future claims, the payment pattern of claims which have been incurred, and other factors such as inflation, other legislative changes, unfavorable jury decisions and court interpretations.

Litigation Costs and Reserves

The Corporation records reserves when the likelihood of incurring a loss is probable and the amount of loss can be reasonably estimated. Costs incurred for litigation are expensed as incurred.

(14)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Stock-Based Compensation

The Corporation has a stock-based compensation plan under which it grants stock-based awards, including stock options, to attract, retain, and reward talented employees, officers, and directors, and to align stockholder and employee interests. The resulting compensation expense is recognized on a straight-line basis over the vesting period, net of actual forfeitures, and is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. This expense fluctuates over time as a result of the vesting periods of the stock- based awards.

Compensation expense for stock-based awards is based on fair value at the measurement date. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. This valuation is affected by the Corporation’s stock price as well as other inputs, including the expected common stock price volatility over the expected life of the options, the expected term of the stock options, risk-free interest rates, and expected dividends, if any. Stock options vest ratably over a four-year period, are exercisable over a period of up to 10 years and have an expected life of 1 to 5 years.

Leases

Leases are classified as capital leases if they transfer substantially all the risks and rewards incidental to ownership. All other leases are classified as operating leases.

Capital Leases

Assets held under capital leases are initially recognized as Corporation’s assets at amounts equal to the fair value of the leased property or, if lower, the present value of the minimum lease payments, each determined at the inception of the lease. The related liability to be paid to the lessor is recognized in the consolidated balance sheet as a debt resulting from capital lease.

Lease payments are apportioned between the finance charge and the reduction of the outstanding liability so as to produce a constant periodic rate of interest on the remaining balance of the liability. Finance charges are recognized directly through the statement of operations unless they are directly attributable to a qualifying asset, in which case they are capitalized based on the general policy used by the Corporation in accounting for deferred financing costs. Contingent rents are charged as expensed in the years in which they are incurred.

Operating Leases

Lease payments under operating leases are recognized as expensed on a straight-line basis over the lease term unless another systematic basis is more representative of the time pattern of the user’s benefit. Contingent rents resulting from operating leases are charged as expensed in the years in which they are incurred.

(15)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Fair Value of Financial Instruments

For disclosure purposes, qualifying assets and liabilities are categorized into three broad levels based on the priority of the inputs used to determine their fair values. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Certain assumptions and other information as they relate to these qualifying assets and liabilities are described below.

The Corporation’s financial instruments primarily consist of cash and equivalents, trade and other receivables, contract assets and liabilities, bank loans, trade and other payables and long-term debt. The carrying amounts of these items approximate fair value due to their short maturity. The carrying amount of variable rate debt and capital lease obligations also approximates fair value.

The Corporation’s cash and equivalents are based on quoted market prices in active markets for identical assets (Level 1) as of December 31, 2020. During the fiscal 2020 year, the Corporation had no material nonrecurring fair value measurements of assets or liabilities subsequent to their initial recognition. At December 31, 2020, there were no Level 3 fair value measurements.

The Corporation’s financial assets and liabilities measured at fair value on a recurring basis currently include derivative financial instruments such as an interest rate swap. This derivative financial instrument is valued in the market using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 inputs. The market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk. Significant inputs to the derivative valuation model for the interest rate swap are observable in active markets and are classified as Level 2 in the hierarchy. The fair value of the Corporation’s interest rate swap liability, which is included in Trade and other Payables on the accompanying consolidated balance sheet, was approximately $2.2 million as of December 31, 2020. The Corporation recognizes all derivative instruments as assets or liabilities at their fair value in the consolidated balance sheet. The changes in the fair value of the Corporation’s derivatives, which do not qualify for hedge accounting, are recognized in earnings. For the year ended December 31, 2020, the Corporation recognized approximately $1.8 million of expense related to fair value adjustments on the interest rate swap that is recorded in financing charges, net on the accompanying consolidated statement of operations and comprehensive loss.

Income Taxes

The Corporation accounts for income taxes using the liability method of accounting pursuant to the provisions of ASC Topic 740, “Income Taxes”. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Corporation’s assets and liabilities. An allowance is recorded when it is more likely than not that any or all of the Corporation’s deferred tax assets will not be realized. The income tax provision or benefit includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Corporation.

Accounting guidance codified as FASB ASC Topic 740-20, “Income Taxes — Intraperiod Tax Allocation”, clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Corporation recognizes interest and penalties related to unrecognized tax benefits in the consolidated statement of operations and comprehensive loss. As of December 31, 2020, the Corporation recorded $7,254 as liabilities for uncertain tax positions which is included in trade and other payables on the consolidated balance sheet.

Deferred Financing Costs

Deferred financing costs related to the Corporation’s debt instruments are reflected as a deduction from the carrying amount of the related debt instrument. Deferred financing costs are amortized over the terms of the related debt instruments using the effective interest method.

(16)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

Comprehensive Income (Loss)

Components of comprehensive income (loss) include all changes in equity during a year, except those resulting from changes in the Corporation’s capital related accounts. The Corporation records other comprehensive income (loss) for foreign currency translation adjustments related to its foreign operations and for other revenues, expenses, gains and losses that are included in comprehensive income (loss) but excluded from net income (loss).

4.	New Accounting Pronouncements

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued an update (ASU 2016-02) that requires companies to recognize on the balance sheet the contractual right-of-use assets and liabilities corresponding to the rights and obligations created by lease contracts. The new standard will be effective for fiscal years beginning after December 15, 2020, and interim period within fiscal years beginning after December 15, 2021 for private entities. The Corporation continues to evaluate the effect of the standard on its consolidated financial statements. The Corporation will adopt this guidance by January 1, 2022.

In June 2016, the FASB issued an update (ASU 2016-13) that will change the way companies measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The update will require companies to use an “expected loss” model for instruments measured at amortized cost and to record allowances for available-for-sale debt securities rather than reduce the carrying amounts. The update will also require disclosure of information regarding how a Corporation developed its allowance, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes. Companies will apply this standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The new standard will be effective for annual reporting periods beginning after December 15, 2022 for private entities. The Corporation is currently evaluating the potential impact of this authoritative guidance on its consolidated financial statements and will adopt this guidance by January 1, 2023.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment testing. An entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU 2017-04 will be effective for annual reporting periods beginning after December 15, 2022 for private entities. Early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Corporation is currently evaluating the potential impact of this authoritative guidance on its consolidated financial statements and will adopt this guidance by January 1, 2023.

(17)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

5.	Business Combination

New York Drilling Services, Inc.

On December 31, 2020, the Corporation completed the acquisition of the assets of New York Drilling Services, Inc. (NYD), a foundation drilling service provider to the utility and industrial sectors located in the United States. The purchase price amounted to $10,000, subject to certain adjustments. The transaction was financed by the Corporation’s revolving credit facility. The total purchase price was $9,653. Total cash paid for the acquisition at time of transaction close was $8,786; $867 was held back for post-close working capital and other purchase price adjustments.

The fair value of net assets acquired was as follows:

As of December 31, 2020
Assets Acquired
Trade Receivables	$2,201
Contract Assets	2
Prepaid Expenses	276
Property and Equipment	7,786
Goodwill	14

$10,279

Liabilities Assumed
Trade and Other Payables	$576
Contract Liabilities	50

$626

Net Assets Acquired	$9,653

The difference between the consideration paid and the fair value of net assets acquired was recognized as goodwill. The goodwill recognized on the transaction is mainly attributable to the expansion of the Corporation’s service offering and geographical coverage. The goodwill arising from this acquisition amounted to $14 and is deductible for income tax purposes.

The assets, liabilities and operations of NYD have been integrated with those of Riggs Distler & Company, Inc.

(18)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

6.	Trade and Other Receivables

December 31, 2020
Trade	$67,508
Allowance for Doubtful Accounts	(395)

67,113
Retainage on Contracts	8,342
Other	108

$75,563

7.	Discontinued Operations

On June 17, 2019, the Corporation completed the sale of certain assets of its subsidiary Thirau Inc. to Valard Construction Inc. Thirau Inc. was in the business of providing services in the energy sector, particularly in the construction of electrical substations, transmission lines, overhead and underground distribution lines and other services. The sales price was $5,731 ($7,500 CDN); cash consideration at close was $2,047 ($2,679 CDN) with an additional $287 ($375 CDN) held in escrow and an estimated net working capital shortfall of $3,455 ($4,521 CDN). Certain assets were retained by the Corporation, consisting primarily of select receivables, work in process on non-transferred construction projects and a project claim on a large substation project. Monetization of the retained assets, excluding the claim, is expected to occur within one year of the sale transaction date, generating $5,250-5,625 ($7,000-7,500 CDN) in cash for the Corporation. The large substation project claim is in process, and the recovery amount is to be determined at a later date.

At the close of the sale transaction, the value of the disposed assets was as follows:

June 17, 2019
Assets
Trade and Other Receivables	$3,377
Contract Assets	2,304
Prepaid Expenses	79
Property and Equipment	4,802
Intangible Assets	7

$10,569

Liabilities
Trade and Other Payables	$2,172

Net Assets Sold	$8,397

Balance sheet account detail to support the Discontinued Operations included in the December 31, 2020 Balance Sheet are as follows:

December 31, 2020
Current Assets
Trade and Other Receivables	$1,793
Contract Assets	2,983
Prepaid Expenses	—

$4,776

Current Liabilities
Trade and Other Payables	$40

$40

(19)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

7.	Discontinued Operations - con’t.

Results of Discontinued Operations at December 31, 2020 are as follows:

Year Ended December 31, 2020
Revenue	$12
Cost of Contracts	37

Gross Profit	(25)
Selling, General and Administrative Expenses	329
Loss on Disposal	—

Operating Loss from Discontinued Operations	(354)
Finance Charges	2
Foreign Exchange Loss	76

Loss from Discontinued Operations before Income Tax	(432)
Income Taxes	—

Net Loss from Discontinued Operations	$(432)

The following presents selected financial information for the Discontinued Operations included in the consolidated Statement of Cash Flows for the year ending December 31, 2020:

Non-cash items included in net loss:
Depreciation expense	$—
Loss on disposal of Discontinued Operations	—
Investing Activities:
Purchases of property and equipment	$—

(20)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

8.	Property and Equipment

December 31, 2020
Land, Buildings and Leasehold Improvements	$28,847
Tools, Machinery and Equipment	90,035
Automotive Equipment	81,875
Other	2,929

203,686
Accumulated depreciation and amortization	(86,675)

$117,011

As of December 31, 2020, property and equipment included assets leased under capital leases, that was machinery of a net carrying amount of $7,773 and automotive equipment of a net carrying amount of $24,017.

Year Ended December 31, 2020
Depreciation included in Cost of Contracts	$25,088
Depreciation included in Selling, General and Administrative Expenses	1,339

$26,427

(21)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

9.	Intangible Assets and Goodwill

Intangible Assets		December 31, 2020
	Weighted	Gross
	Average	Carrying	Accumulated	Net Carrying
	Amortization	Amount	Amortization	Amount
	(Years)
Software	5	$6,791	$(3,191)	$3,600
Backlog	5	56,852	(44,143)	12,709
Customer Relationships	10	64,976	(30,979)	33,997

Total		$128,619	$(78,313)	$50,306

Amortization expense related to intangible assets was $22,906 for the year ended December 31, 2020.

The estimated future aggregate amortization expense of intangible assets subject to amortization as of December 31, 2020 is set forth below:

2021	$17,876
2022	12,742
2023	7,699
2024	4,832
2025	3,510
Thereafter	3,647

$50,306

Goodwill

Balance at December 31, 2019	$76,001
Acquisition	14

Balance at December 31, 2020	$76,015

(22)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

10.	Debt

The Corporation’s bank financing includes a revolving credit facility of an authorized amount of $40,000 and a swingline facility of an authorized amount of $10,000, on which funds may also be drawn in Canadian dollars. These credit facilities bear interest at a rate based on a financial ratio. As of December 31, 2020, this rate corresponds to the lender’s prime rate plus 0.50% or to bankers’ acceptances / LIBOR rate plus 2.0%. According to these criteria, the actual interest rate was 1.65%. In addition, a 0.40% standby fee, also based on a financial ratio, is paid on the unused portion of this credit facility. The balance at December 31, 2020 was $9,000. As of December 31, 2020, there was $25,195 available to borrow under the revolving credit facility and $10 million available under the swingline facility.

December 31, 2020
Term loan at LIBOR rate	$75,675
Capital lease obligations, at rates from 2.43% to 7.59%, maturing from February 2021 to December 2027	27,050
Other loans	—

102,725
Unamortized deferred financing costs	(427)

$102,298

Current portion	$16,240
Non-current portion	86,058

$102,298

The bank financing, maturing in February 2023, includes a term loan of an authorized amount of $87,375. This loan bears interest at a rate based on a financial ratio. As of December 31, 2020, this rate corresponds to the lender’s prime rate plus 0.50% or to LIBOR rate plus 2.0%. According to these criteria, the actual interest rate was 1.65%. This loan is repayable in quarterly principal instalments that correspond to annual payments totaling $2,625 in 2018, $5,400 in 2019, $6,300 in 2020, $7,200 in 2021 and $8,100 in 2022. The remaining balance is payable on the maturity date. Interest expense under the revolving credit facility and long term debt for the year ending December 31, 2020 was $ 5,398.

The Corporation entered into a Swap Agreement on July 5, 2019. The notional amount was $67,740, or 80% of the outstanding term loan debt. The transaction was a fixed/floating rate Swap; the Corporation’s fixed rate is 1.72% (before margin). The Swap Agreement will be in effect up to the term loan maturity date.

The Corporation entered into a second Swap Agreement on February 28, 2020. The notional amount was $16,395, or 20% of the outstanding term loan debt. The transaction was a fixed/floating rate Swap; the Corporation’s fixed rate is 1.19% (before margin). The Swap Agreement will be in effect up to the term loan maturity date.

(23)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

10.	Debt - con’t.

The bank financing is secured by all the Corporation’s assets and is subject to compliance with certain financial ratios based on the Corporation’s consolidated financial statements. The Corporation was in compliance with all financial covenants as of December 31, 2020.

Maturities of Long-term Debt, including capital leases, for years  following December 31, 2020, are as follows:

2021	$16,240
2022	14,586
2023	64,937
2024	3,654
2025	1,842
Thereafter	1,039

$102,298

The Corporation’s future minimum capital lease commitments as of December 31, 2020 are as follows:

2021	$10,358
2022	7,444
2023	5,068
2024	3,907
2025	1,940
Thereafter	1,084

Total minimum capital lease payments	$29,801
Less: interest	(2,751)

Present value of minimum lease payments, net	27,050
Less: current obligations under capital leases	(9,237)

Obligations under capital leases, long-term	$17,813

11.	Trade and Other Payables

December 31,
2020
Suppliers and Accrued Expenses	$52,105
Salaries, Vacation and Bonuses	8,884
Commodity Taxes	470
Retainage on Contracts	246
Insurance Reserves	1,069
Uncertain Tax Position	7,253

$70,027

(24)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

12.	Stock Options

On May 8, 2018, the Corporation adopted a share option plan whereby key employees, officers and directors may acquire shares of the Corporation. By adopting the plan, the Board of Directors wishes to create, during its 10 year term, an equity-oriented compensation plan for and to reward the current and future individuals who will contribute to the growth of the Corporation and its subsidiaries. The exercise price of share options is determined by a committee of the Board in its sole discretion, but will not be less than the fair market value of a share on the date of grant. Share options are exercisable in whole or in part in accordance with the vesting provisions set forth in the stock option agreement and over a maximum period of 10 years following the granting or at the latest 90 days after the holder terminates his/her employment with the Corporation or in the year following the date of his/her death.

The following tables summarize information about stock options outstanding and exercisable:

	Year ended December 31, 2020
	Number	Weighted Average Exercise Price
Outstanding at the beginning of the year	1,321	$11,388
Granted	170	12,140
Forfeited	(26)	10,000

Outstanding at the end of the year	1,465	$11,497

Exercisable at the end of the year	848	$11,460

No stock options were exercised or expired during 2020.

(25)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

12.	Stock Options - con’t.

Year Ended December 31, 2020
a) Fair Value, US dollars per share option, established using Black-Scholes model	$8,820
Black-Scholes Pricing Model Assumptions:
Risk-free interest rate (based on US treasury bond 1 year)	0.10%
Expected volatility	43.00%
Dividend yield	Nil
Expected life of each option granted	1 year
Share price at grant date (US dollars)	$20,551

b)

The fair values of the options are expensed ratably over the four-year performance period which 25% of option holder’s shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to option holder’s continued service with the Corporation (as defined in the plan). There are no performance-based features or market conditions. During the year ended December 31, 2020, $1,735 was recorded as stock-based compensation expense which is included in Selling, General and Administrative expenses in the accompanying consolidated statement of operations and comprehensive loss.

The following table summarizes information about stock options outstanding as of December 31, 2020:

		Options Outstanding		Option Vested
Exercise price	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$10,000	1,112	7.68	$10,000	692	7.67	$10,000
$20,000	183	7.66	20,000	115	7.66	20,000
$12,140	170	9.50	12,140	41	9.50	12,140

	1,465	7.89	$11,497	848	7.76	$11,460

(26)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

12.	Stock Options - con’t.

The following table summarizes information about the Corporation’s non-vested options:

	Year Ended
	December 31, 2020
	Number	Weighted Average Grant Date Fair Value
Non-vested at the beginning of the year	854	$3,753
Granted	170	8,820
Vested	(372)	3,993
Forfeited	(26)	4,127

Non-vested at the end of the year	626	$4,971

The total aggregate intrinsic value of options outstanding and exercisable as of December 31, 2020 were approximately $13.2 and $7.7, respectively.

13.	Revenues

Remaining Performance Obligations

The Corporation had $127,787 of remaining performance obligations yet to be satisfied as of December 31, 2020. The Corporation expects to recognize approximately $127,787 of its remaining performance obligations as revenue within the next twelve months.

Contract Balances

Contract terms with customers include the timing of billing and payment, which usually differs from the timing of revenue recognition. As a result, the Corporation carries contract assets and liabilities on the balance sheet. These contract assets and liabilities are calculated on a contract-by-contract basis and reported on a net basis at the end of each period and are classified as current. The following table provides information about contract assets and liabilities:

December 31, 2020
Contract assets	$35,396
Contract liabilities	(13,887)

$21,509

(27)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

13.	Revenues - con’t.

The amount of revenue recognized during the twelve months ended December 31, 2020 that was included in the prior period contract liabilities balance was $7,143. This revenue consists primarily of work performed during the period on contracts with customers that had advance billings.

Progress billings in accounts receivable at December 31, 2020 included retentions of $8,342.

Disaggregated Revenue

The following series of tables presents revenue disaggregated by geographic area where the work was performed, by segment, and by contract type:

Year Ended December 31, 2020
Geographic Disaggregation:
United States	$440,170
Canada (Discontinued Operations Note 7.)	12

$440,182

Segment Disaggregation:
Utility	$282,588
Heavy Industrial	157,594

$440,182

Contract Type Disaggregation:
Fixed-price contracts	$170,458
Unit Price contracts	94,547
Time and Materials, and other cost reimbursable contracts	175,177

$440,182

Typically, the Corporation assumes more risk with fixed-price contracts since increases in cost to perform the work may not be recoverable. However, these types of contracts typically offer higher profits than time and materials and other cost reimbursable contracts when completed at or below the costs originally estimated. The profitability of time and materials and other cost reimbursable contracts is typically lower than fixed-price contracts and is usually less volatile than fixed-price contracts since the profit component is factored into the rates charged for labor, equipment and materials, or is expressed in the contract as a percentage of the reimbursable costs incurred.

(28)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

14.	Finance Charges, net

Year Ended December 31, 2020
Finance Charges on Long-term Debt	$6,578
Interest on Bank Loans and Bank Charges	1,809
Interest Income	—

$8,387

15.	Income Tax

The components of the income tax provision are as follows:

Year Ended December 31, 2020
Current Tax
U.S. Federal	$—
U.S. State and Local	236
Foreign	7,254

$7,490

Deferred Tax
U.S. Federal	$(2,616)
U.S. State and Local	438
Foreign	—

(2,178)

Provision for Income Taxes	$5,312

U.S. and Foreign Components of Loss before Income Tax are as follows:
U.S. Federal	$(8,327)
Foreign	(432)

$(8,759)

(29)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

15.	Income Tax - con’t.

Income tax expense (benefit) computed by applying the federal statutory rate to the Companies’ pre-tax loss differed from reported income tax expense (benefit) for the year ended December 31, 2020 was as follows:

Year Ended December 31, 2020
Statutory Federal Tax Benefit	$(1,839)
State Income Taxes, net of Federal Benefit	625
Permanent Items	399
Change in Valuation Allowance	18
NOL’s and other temporary differences	(1,144)
Uncertain tax position	7,253

Total	$5,312

Deferred tax assets and liabilities are comprised of the following at December 31, 2020:

December 31, 2020
Deferred Tax Assets Net
Operating Losses	$21,667
Capital Losses	—
Other	2,704

Total Deferred Tax Assets	24,371
Valuation Allowance	(10,167)

Deferred Tax Assets, net of Valuation Allowance	$14,204

Deferred Tax Liabilities
Contract Retainage	$2,671
Property and Equipment	21,910
Intangible Assets	11,441

$36,022

Deferred Tax Liability, net	$(21,818)

Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized. The Corporation adjusts valuation allowances to measure deferred tax assets at the amounts considered realizable in future periods when the Corporation’s facts and assumptions change. The valuation allowance disclosed in the table above relates primarily to U.S. federal, state and foreign net operating loss carryforwards.

As of December 31, 2020, the Corporation had federal, state and foreign net operating loss carryforwards of $64,396, $33,099 and $22,609, respectively. The federal and state net operating loss carryforwards will expire in various years from fiscal 2020 through 2039 if not utilized. The foreign net operating loss carryforwards will expire in various years from fiscal 2032 through 2039 if not utilized. Certain net operating loss carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code, but are expected to be realized, with the exception of those which have a valuation allowance.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when the taxes are paid or recovered.

(30)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

15.	Income Tax - con’t.

The Corporation is subject to income tax in jurisdictions outside the United States. Its operations in certain jurisdictions remain subject to examination for tax years beginning 2017 through present except for tax jurisdictions where the statute of limitations has yet to begin. A foreign subsidiary of the Corporation is currently subject to an open examination for 2018. During 2020, the Corporation recorded a provision for uncertain tax positions and related liability of $7,254 with respect to such foreign subsidiary’s open examination. The Corporation believes that an adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty.

16.	Concentrations of Credit Risk

The Corporation is subject to concentrations of credit risk related primarily to its cash and cash equivalents and its net receivable position with customers, which includes amounts related to account receivable and contract assets net of contract liabilities with the same customer. Substantially all of the Corporation’s cash and cash equivalents are managed by high credit quality financial institutions. The Corporation does not currently believe the principal amount of these cash and cash equivalents is subject to any material risk of loss or changes in economic conditions. In addition, the Corporation grants credit under normal payment terms to its customers, which include electric power and energy companies, governmental entities, general contractors, and builders, owners and managers of commercial and industrial properties located in the United States and Canada. Consequently, the Corporation is subject to potential credit risk related to changes in business and economic factors throughout these locations, which may be heightened as a result of uncertain economic and financial market conditions. However, the Corporation generally has certain statutory lien rights with respect to services provided.

17.	Commitments and Contingencies

Leases

The Corporation’s aggregate commitments under operating leases for offices, equipment and automotive equipment amount to $2,792. Annual instalments to be paid over the next five years are, $1,174 in 2021, $316 in 2022, $315 in 2023, $225 in 2024, $762 in 2025 and beyond. Total rent expense was $2,128 for the year ended December 31, 2020.

Letters of Credit

From time to time the Corporation is required to post letters of credit to guarantee the obligations of its wholly owned subsidiaries, which reduces the borrowing availability under its revolving credit facility. As of December 31, 2020, the Corporation had $5,805 in outstanding letters of credit.

(31)

Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

18.	Retirement Plans

Defined Contribution Plan

The Corporation sponsors a 401(k) profit-sharing plan that covers all non-union employees. Under the terms of the plan, the Corporation matches 100% of the first 5% of qualified compensation contributed by participants. The Corporation can elect to make additional profit sharing contribution of an additional 5% of qualified compensation at its discretion. The contributions to the plan for the year ending December 31, 2020 were $2,262.

Multiemployer Plans

The Corporation contributes to various union sponsored multiemployer defined benefit pension plans in the U.S. according to various collective bargaining agreements (“CBA’s”). Benefits under these plans are generally based on compensation levels and years of service.

For the Corporation, the financial risks of participating in multiemployer plans are different from single- employer plans in the following respects:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer discontinues contributions to a plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

If a participating employer chooses to stop participating in a plan, a withdrawal liability may be created based on the unfunded vested benefits for all employees in the plan.

Under federal legislation regarding multiemployer defined benefit pension plans, in the event of a withdrawal from a plan or plan termination, companies are required to continue funding their proportionate share of such plan’s unfunded vested benefits. We are a participant in multiple union sponsored multiemployer plans, and as a plan participant, our potential obligation could be significant. The amount of the potential obligation is not currently ascertainable because the information required to determine such amount is not identifiable or readily available.

Our participation in significant plans for the fiscal year ended December 31, 2020 is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employer Identification Number (“EIN”) and the three digit plan number. The zone status is based on the latest information that the Corporation received from the plan and is certified by the plan’s actuary. Plans in the red zone are generally less than 65% funded, plans in the yellow zone are generally less than 80% funded, and plans in the green zone are generally at least 80% percent funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The “Surcharge Imposed” column indicates plans in the red zone that require a payment surcharge in excess of the regular contribution amounts. The last column lists the expiration date of the collective bargaining agreement to which the plan is subject. The top 15 Union plans that the Company has contributed to are included in the table as they represent approximately 87% of the total amount paid into defined benefit pension plans.

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Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

18.	Retirement Plans - con’t.

The Corporation is contingently liable for unfunded vested benefits in the event that it withdraws from the multiemployer defined benefit pension plans. Information from the plans’ trustees is not available to determine the Corporation’s share, if any, of the unfunded vested benefits liability. At this time, the Corporation has not established any liability because withdrawal from the plans is not probable or reasonably possible.

Pension fund contributions to multiemployer plans were $18,006 for the year ending December 31, 2020.

During the year ended December 31, 2020, the Corporation had 2,911 employees. Of the total employees in 2020, 2,622 employees are represented by various union collective bargaining agreements that expire at various dates.

Pension Fund	EIN/Pension Plan: Number	Pension Protection Act Zone Status 2020	FIP/RP Status Pending or Implemented	Corporation Contributions Fiscal Year 2020	Surcharge Imposed	Contributions greater than 5% of Total Plan Contributions(3)	Expiration Date of Collective- Bargaining Agreement
IBEW Local 351 Pension
Plan:	223417366/001	2020 - N/A (1)	N/A	$2,443	N/A	YES	12/4/2021
U.A. Local Union No. 322 Pension
Plan:	216016638/001	2020 - N/A (1)	YES	2,217	YES	YES	4/13/2021
National Electric Benefit Fund
Plan:	530181657/001	2020 - N/A (1)	N/A	2,214	N/A	NO	Several different CBA agreements (2)
Boilermaker- Blacksmith National Pension Trust
Plan:	486168020/001	2020 - N/A (1)	YES	2,100	YES	NO	Several different CBA agreements (2)
West Chester Heavy Construction Laborers Local 60 Pension Fund
Plan:	131962287/001	2020 - N/A (1)	N/A	1,160	N/A	YES	3/27/2021
U.A. Local 74 Plumbers & Pipefitters
Plan:	516015925/001	2020 - N/A (1)	YES	981	NO	NO	6/14/2021
Steamfitters Local Union No. 420 Pension
Plan:	232004424/001	2020 - N/A (1)	YES	932	YES	NO	4/20/2023
Northeast Carpenters Pension Fund
Plan:	111991772/001	2020 - N/A (1)	NO	873	NO	NO	Several different CBA agreements (2)
IBEW Local Union 654- Defined Benefit Pension
Plan:	236538183/001	2020 - N/A (1)	N/A	701	N/A	NO	6/2/2024
IBEW Local 456 Pension
Plan:	226238995/001	2020 - N/A (1)	N/A	649	N/A	NO	6/1/2021
IBEW Local 1249 Pension
Plan:	156035161/001	2020 - N/A (1)	N/A	395	N/A	NO	5/2/2021
Heavy and General Laborer’s Local Union 472 and Local Union 172 of New Jersey Pension Fund
Plan:	226032103/001	GREEN - thru 03/2020	N/A	282	N/A	NO	2/28/2021
International Union of Operating Engineers Pension Fund of Eastern Pennsylvania and Delaware
Plan:	236405239/001	2020 - N/A (1)	N/A	254	N/A	NO	12/31/2021
Laborers District Council Benefit Fund
Plan:	256135576/001	2020 - N/A (1)	YES	254	NO	NO	4/30/2021
Laborers Local 57 Industrial Pension Plan:
Plan:	231627410/003	2020 - N/A (1)	N/A	241	N/A	NO	4/30/2021
Contributions to other multiemployer				2,310

Total contributions made				$18,006

Notes:

(1)

The Pension Plan: Status Reports for the year ending December 31,2020 are not yet available from the Unions, the status reported to us in 2020 related to the YE 2019 data. Under Federal pension law, if a multiemployer pension Plan is determined to be in critical or endangered status, the Plan: must provide notice of this status to participants, beneficiaries, the bargaining parties the Pension Benefit Guaranty Corporation, and the Department of Labor. For reference the 5500 filings can be found at this website (https://www.efast.dol.gov/portal/app/disseminatePublic?execution=e1s1) just search for the “EIN” of the Plan:, select the most recently filed return and search status- this will show the most recent funded percentage to indicate the Plan’s status. Also the critical or endangered status notices can be found at https://www.dol.gov/agencies/ebsa/about -ebsa/our-activities/public-disclosure/critical-status-notices.

(2)	Our employees are members of several various local unions that make up this total.
(3)

This information was obtained from the respective plan’s Form 5500 (“Forms”) for the most current available filing. These dates may not correspond with our fiscal year contributions. The above noted percentages of contributions are based upon disclosures contained in the plans’ Forms. Those Forms, among other things, disclose the names of individual participating employers whose annual contributions account for more than 5% of the aggregate annual amount contributed by all participating employers for a plan year.

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Drum Parent, Inc.

Notes to Consolidated Financial Statements

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

19.	Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the COVID-19 outbreak”) and the risk to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The Corporation is dependent on its union labor workforce to deliver its services. Developments in response to COVID-19, such as social distancing and shelter-in-place directives, may impact the Corporation’s ability to efficiently deploy its workforce. These same developments may affect the operations and timing of deliverables from the Corporation’s subcontractors and suppliers, as their own workforces and operations may also be disrupted by the efforts to curtail the spread of the virus. Further, the Corporation’s customers may either delay or suspend existing or future projects based on these same developments. Unforeseen conditions may also require contract modifications and changes in the Corporation’s forecasts to complete its existing contracts. While expected to be temporary, these disruptions may negatively impact the Corporation’s revenues, its results of operations, financial condition, and liquidity in 2021, as they did in 2020. As of the date of these financial statements, the impact of the COVID- 19 outbreak has not been significant to the Corporation’s business.

Although the Corporation cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have a negative effect on the Corporation’s results of future operations, financial position, and liquidity in fiscal year 2021.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

As of the date of this report, the Corporation had utilized the deferment of employer social security payments in mid to late 2020; the Corporation then stopped the payment deferrals in Q4 2020 and paid off the deferrals by December 31, 2020. The Corporation also assessed its eligibility for the refundable payroll tax credits. The Corporation determined it was eligible for the credit and made the appropriate documentation and tax return filings. The total refundable payroll tax credits reported by the Corporation totaled $236 in 2020.

20.	Subsequent Events

The Corporation has evaluated the impact of subsequent events through June 18, 2021, representing the date at which the consolidated financial statements were available to be issued and has determined that no events of consequence have occurred within the Corporation.

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